Exhibit 99.1

News Release

For Immediate Release February 28, 2017	For More Information, Contact: Michael K. Devlin, Executive Vice President and Chief Financial Officer (781-573-1348) mdevlin@randolphsavings.com

RANDOLPH BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2016 FINANCIAL RESULTS

STOUGHTON, Massachusetts, February 28, 2017 – Randolph Bancorp, Inc. (the “Company”) (NASDAQ Global Market: RNDB), the holding company for Randolph Savings Bank (the “Bank”), today announced a net loss of $546,000, or $0.10 per share, for the fourth quarter of 2016 compared to net income of $259,000 for the fourth quarter of 2015. Net income was $463,000 for the year ended December 31, 2016 compared to a net loss of $754,000 for the year ended December 31, 2015.

The operating results for the fourth quarter and full year in both 2016 and 2015 were affected by certain non-recurring items. Excluding such non-recurring items, net income was $4,000 in the fourth quarter of 2016 compared to net income of $353,000 in the fourth quarter of 2015, while net income was $2,015,000 for the year ended December 31, 2016 compared to net income of $137,000 for the year ended December 31, 2015.

The following non-recurring items, all presented on a pre-tax basis, were excluded from the results discussed in the preceding paragraph:

•	Expense of $2,275,000 recorded in 2016 related to the Company’s funding of a new charitable foundation at the time of the mutual to stock conversion completed on July 1, 2016. The Randolph Savings Charitable Foundation, Inc. was funded with 181,976 shares of Randolph Bancorp, Inc. common stock and $455,000 in cash.

•	A bargain purchase gain of $1,276,000 recognized in 2016 in connection with the acquisition of First Eastern Bankshares Corporation (“First Eastern”) on July 1, 2016. During the fourth quarter of 2016, a reduction of $175,000 in the bargain purchase gain was recognized upon resolution of tax reimbursements due the former shareholder of First Eastern.

•	Merger and integration costs of $980,000 in 2016 and $611,000 in 2015 related to the First Eastern acquisition, including $316,000 and $94,000 of such costs in the fourth quarter of 2016 and 2015, respectively.

•	Gains of $427,000 in 2016 and $292,000 in 2015 related to life insurance settlements, net of expenses for payments made to beneficiaries under related agreements, including $59,000 of expense in the fourth quarter of 2016.

•	Expense of $572,000 in 2015 attributable to a defined benefit pension plan that was settled in July 2015.

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James P. McDonough, President and Chief Executive Officer, stated, “Since becoming a public company eight months ago, we have been focused on successfully integrating the operations of the Bank with those of First Eastern. This transaction was transformative for us as it doubled our total personnel and increased our residential loan origination capacity fourfold. We are pleased with the progress made to date in converting core processing and loan origination systems and look forward to the full integration of all systems during 2017.”

Mr. McDonough added, “We continue to focus on additional opportunities to prudently leverage our capital and our existing infrastructure as we execute our strategy of increasing our mortgage banking activities, increasing commercial loan originations, and growing our core deposit funding through branching opportunities and improved customer delivery channels, including on-line account opening.”

Year End Operating Results

For the year ended December 31, 2016, the Company’s net income of $463,000 was affected by four significant non-recurring items, namely: 1) a bargain purchase gain of $1,276,000, representing the excess of the fair value of the net assets acquired over the amount paid in the acquisition of First Eastern; 2) a charitable contribution expense of $2,275,000 related to the funding of a new charitable foundation in connection with our mutual to stock conversion; 3) merger and integration costs of $980,000 associated with the First Eastern transaction; and 4) a net gain on a life insurance settlement of $427,000. Exclusive of these items, the Company would have reported net income of $2,015,000. The net loss of $754,000 incurred for the year ended December 31, 2015 was also affected by three significant non-recurring items, namely: 1) merger costs associated with the First Eastern transaction of $611,000; 2) pension costs of $572,000 associated with a defined benefit plan that was settled during the year; and 3) a net gain on a life insurance settlement of $292,000. Exclusive of these items, the Company would have reported net income of $137,000. The improvement of $1,878,000 in operating results, exclusive of non-recurring items, was primarily due to our mortgage banking operations. Loan sale gains in 2016 increased by $7,814,000, of which over $6,000,000 was generated by First Eastern. Loan origination activity in 2016 has been fueled by a strong housing market in eastern Massachusetts and the continuation of historically low long-term interest rates throughout most of the year.

Net interest income increased by $1,483,000 for the year ended December 31, 2016 compared to the prior year. This increase was due to both the investment of IPO proceeds and the acquisition of First Eastern, which contributed to an increase in average interest-earning assets of $61.8 million year over year. The Company’s net interest margin declined in 2016 to 3.11% from 3.21% in 2015 due primarily to the gradual deployment of the net proceeds of the stock offering from lower-yielding overnight investments to investment securities and loans as well as a four basis point increase in the cost of funds.

The Company recognized a provision for loan losses of $103,000 for the year ended December 31, 2016 compared to a credit to the allowance for loan losses of $137,000 in the prior year. All internal measures of asset quality, including delinquency data, classified loan balances and nonaccrual loan balances continue their positive trend, reflecting the strength of the regional and local economy and the Company’s continued focus on credit quality. The allowance for loan losses was at 0.98% of total loans at December 31, 2016 compared to 1.13% at December 31, 2015. `

Non-interest income increased $9,959,000 from $5,071,000 for the year ended December 31, 2015 to $15,030,000 in 2016. The bargain purchase gain resulting from the First Eastern transaction accounted for $1,276,000 of this increase and $7,814,000 of this increase was due to the aforementioned increase in loan sale gains.

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Non-interest expenses increased $9,864,000 from $17,196,000 for the year ended December 31, 2015 to $27,060,000 in 2016. The contribution to our new charitable foundation accounted for $2,275,000 of this increase as did a $369,000 increase in merger and integration costs. Partially offsetting these items was $572,000 in expenses associated with a defined benefit pension plan settled in 2015. Exclusive of these items, non-interest expenses increased by $7,792,000, in large part due to the acquisition of First Eastern in July 2016. While all expense categories experienced increases with the inclusion of First Eastern’s operating results in the Company’s consolidated results for the second half of 2016, the most significant increase was in salaries and employee benefits which increased by $6,218,000.

No provision (benefit) for federal income taxes was recognized in 2016 and 2015. The Company has sufficient net operating loss carryforwards (“NOLs”) and/or favorable book-to-tax differences to fully offset any taxable income in 2016. Our NOLs as well as other deferred tax assets have been subject to a full valuation allowance, which totaled $3.9 million at December 31, 2016, since 2014. We evaluated this position at December 31, 2016, in light of recent operating results and our expectations for the coming year and concluded that the valuation allowance should be maintained.

Fourth Quarter Operating Results

For the quarter ended December 31, 2016, the Company’s net loss of $546,000 was affected by three non-recurring items, namely: 1) a reduction of $175,000 in the bargain purchase gain recognized in connection with the acquisition of First Eastern resulting from resolution of tax reimbursements due the former shareholder of First Eastern; 2) merger and integration costs of $316,000; and 3) settlement costs of $59,000 under the supplemental retirement plan for a director who had passed away during the year. Exclusive of these items, the Company would have reported net income of $4,000. Operating results for the quarter ended December 31, 2015 were affected by merger related costs of $94,000. Exclusive of this item, the Company would have reported net income of $353,000.

Net interest income increased $729,000 in the quarter ended December 31, 2016 compared to the same period in the prior year. This increase was due to both the investment of IPO proceeds and the acquisition of First Eastern which contributed to an increase in average interest-earning assets of $83.9 million between periods. The Company’s net interest margin for the 2016 quarter was 3.18% compared to 3.05% in the 2015 quarter.

The Company recognized a provision for loan losses of $200,000 for the quarter ended December 31, 2016 compared to a credit to the allowance for loan losses of $109,000 for the same period in the prior year. As previously noted, the Company’s key measures continue to show improvement in asset quality. The quarterly provision in 2016 reflected changes in the mix of loans as well as loan growth.

Non-interest income increased $2,840,000 from $1,442,000 for the quarter ended December 31, 2015 to $4,282,000 for the same period of 2016; $2,619,000 of the increase was due to the increase in loan sale gains largely attributable to the acquisition of First Eastern, partially offset by the $175,000 adjustment to the bargain purchase gain.

Non-interest expenses increased $3,952,000 from $4,201,000 for the quarter ended December 31, 2015 to $8,153,000 for the same period of 2016. An increase in merger integration costs of $222,000 and a settlement cost of $59,000 under our supplemental retirement plan accounted for $281,000 of this

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increase. Exclusive of these items, non-interest expenses increased by $3,671,000 in 2016, due in large part to the acquisition of First Eastern in July 2016. While all expense categories experienced increases with the inclusion of First Eastern’s operating results in the Company’s consolidated results in the 2016 period, the most significant increase was in salaries and employee benefits which increased by $3,090,000.

Balance Sheet

Total assets were $481.2 million at December 31, 2016 compared to $383.2 million at December 31, 2015, an increase of $98.0 million. This growth is entirely due to the $72.3 million in assets acquired in the First Eastern transaction and the $49.8 million in net proceeds of the stock offering, less the $14.1 million paid to acquire First Eastern.

Net loans totaled $333.0 million at December 31, 2016, an increase of $47.8 million from December 31, 2015. Of this increase, $31.3 million resulted from the First Eastern acquisition. This portfolio consisted entirely of residential mortgage loan and construction loans for residential properties. The remaining $16.5 million increase was due to organic growth concentrated in commercial real estate loans which increased $13.5 million to $88.4 million at December 31, 2016. Mortgage loans held for sale increased $27.6 million to $30.5 million at December 31, 2016 from $2.9 million at December 31, 2015. This growth was primarily due to the acquisition of First Eastern in July 2016 but also benefitted from the low interest rate environment that prevailed throughout most of 2016.

Deposits increased $42.0 million, or 13.6%, to $351.2 million at December 31, 2016 from $309.2 million at December 31, 2015. In connection with the acquisition of First Eastern, the Company assumed deposit liabilities, excluding brokered deposits, of $30.9 million. Brokered deposits of $10.9 million assumed in the transaction have been allowed to run-off and amounted to $249,000 at December 31, 2016. Organic growth in deposits amounted to $10.8 million, or 3.2%.

Stockholders’ equity was $83.3 million at December 31, 2016 compared to $32.5 million at December 31, 2015. The increase of $50.8 million reflects the Company’s mutual to stock conversion that was completed in July 2016. Net proceeds from the stock offering were $49.8 million. As part of the conversion, the Company established an employee stock ownership plan (“ESOP”) which acquired 8% of the shares issued in the offering (including shares contributed to the newly formed charitable foundation). The cost of the shares owned by the ESOP is shown as a reduction of stockholders’ equity in the balance sheet. The ratio of tangible stockholders’ equity to tangible assets at December 31, 2016 was 17.29% compared to 8.47% at December 31, 2015.

About Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is the holding company for Randolph Savings Bank (the “Bank”) and its First Eastern Mortgage Division. The Bank is a full service community bank with six retail branch locations and a loan operations center in North Attleboro, Massachusetts. First Eastern Mortgage operates a mortgage banking business through its eight loan production offices concentrated in eastern Massachusetts with a loan operations center in Andover, Massachusetts.

Forward Looking Statements

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking

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statements involve risks and uncertainties. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, the risks outlined in the Company’s prospectus dated May 13, 2016, as updated by its Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission (“SEC”). The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, such as the allowance for loans losses related to originated loans as a percentage of originated loans, tangible stockholders’ equity to tangible assets, return on average assets, return on average equity, non-interest income to total income and the efficiency ratio. These non-GAAP financial measures provide information for investors to effectively analyze financial trends of on-going business activities, and to enhance comparability with peers across the financial services sector. A detailed reconciliation table of the Company’s GAAP to non-GAAP measures is attached.

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Randolph Bancorp, Inc.

Consolidated Statements of Operations

(Dollars in thousands except per share amount)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Interest and dividend income:
Loans	$3,456	$2,725	$12,438	$10,488
Other interest and dividend income	467	449	1,777	1,994

Total interest and dividend income	3,923	3,174	14,215	12,482

Interest expense	388	368	1,606	1,356
Net interest income	3,535	2,806	12,609	11,126
Provision (credit) for loan losses	200	(109)	103	(137)

Net interest income after provision (credit) for loan losses	3,335	2,915	12,506	11,263

Non-interest income:
Gain on sale of mortgage loans, net	3,241	622	10,381	2,567
Gain on sales/calls of securities	—	(41)	162	(7)
Life insurance settlements	—	—	486	402
Bargain purchase gain	(175)	—	1,276	—
Other	1,216	861	2,725	2,109

Total non-interest income	4,282	1,442	15,030	5,071

Non-interest expenses:
Salaries and employee benefits	5,397	2,307	15,488	9,270
Occupancy and equipment	680	370	2,128	1,725
Professional fees	395	259	1,378	1,002
Charitable foundation expense	—	—	2,275	—
Merger and integration costs	316	94	980	611
Other non-interest expenses	1,365	1,171	4,811	4,588

Total non-interest expenses	8,153	4,201	27,060	17,196

Income (loss) before income taxes	(536)	156	476	(862)
Income tax provision (benefit)	10	(103)	13	(108)

Net income (loss)	$(546)	$259	$463	$(754)

Earnings (loss) per share (basic and diluted)	$(0.10)	N/A	N/A	N/A

Weighted average shares outstanding	5,413,313

N/A – Not applicable as the Company’s common stock was not outstanding during these entire periods.

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Randolph Bancorp, Inc.

Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Net income (loss) - GAAP basis	$(546)	$259	$463	$(754)
Non-interest income adjustments:
Bargain purchase gain	175	—	(1,276)	—
Gain on life insurance settlements	—	—	(486)	(402)
Non-interest expense adjustments:
Charitable foundation contribution	—	—	2,275	—
First Eastern acquisition merger and integration costs	316	94	980	611
Pension expense for defined benefit plan settled in 2015	—	—	—	572
Split dollar insurance/SERP expense on life insurance settlements	59	—	59	110

Net income - Non-GAAP basis	$4	$353	$2,015	$137

The Company’s management believes that the presentation of net income (loss) on a non-GAAP basis excluding non-recurring items provides useful information for evaluating operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

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Randolph Bancorp, Inc.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	December 31,	December 31,
	2016	2015
Assets
Cash and due from banks	$4,370	$2,721
Interest-bearing deposits	10,479	1,925

Total cash and cash equivalents	14,849	4,646
Certificates of deposit	3,675	4,675
Securities available for sale, at fair value	68,637	62,267
Loans held for sale, at fair value in 2016 and lower of cost or fair value in 2015	30,452	2,870
Loans, net of allowance for loan losses of $3,271 in 2016 and $3,239 in 2015	332,991	285,151
Federal Home Loan Bank stock, at cost	2,478	2,728
Accrued interest receivable	1,163	1,065
Mortgage servicing rights	8,486	2,567
Premises and equipment, net	6,280	2,905
Bank-owned life insurance	7,884	9,620
Foreclosed real estate	—	500
Other assets	4,329	4,169

Total assets	$481,224	$383,163

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$59,646	$43,478
Interest bearing	291,533	265,717

Total deposits	351,179	309,195
Federal Home Loan Bank advances	38,667	34,914
Mortgagors’ escrow accounts	1,572	1,445
Post-employment benefit obligations	2,886	3,294
Other liabilities	3,618	1,856

Total liabilities	397,922	350,704

Stockholders’ Equity:
Common stock	59	—
Additional paid-in capital	56,373	—
Retained earnings	32,661	32,198
ESOP-Unearned compensation	(4,507)	—
Accumulated other comprehensive income (loss), net of tax	(1,284)	261

Total stockholders’ equity	83,302	32,459

Total liabilities and stockholders’ equity	$481,224	$383,163

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Randolph Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Return on average assets: (1)
GAAP	(0.46%)	0.27%	0.10%	(0.20%)
Non-GAAP (2)	0.00%	0.37%	0.46%	0.04%
Return on average equity: (1)
GAAP	(2.56%)	3.05%	0.74%	(2.22%)
Non-GAAP (2)	0.02%	4.15%	3.21%	0.40%
Net interest margin	3.18%	3.05%	3.11%	3.21%
Non-interest income to total income:
GAAP	52.19%	31.24%	51.39%	28.89%
Non-GAAP (2)	53.19%	31.24%	48.28%	27.22%
Efficiency ratio:
GAAP	104.30%	98.89%	97.91%	106.17%
Non-GAAP (2)	97.32%	96.68%	86.40%	100.68%
Tier 1 capital to average assets	16.90%	8.40%	16.90%	8.40%
Nonperforming assets as a percentage of total assets	0.46%	0.67%	0.46%	0.67%
Allowance for loan losses as a percentage of total loans	0.98%	1.13%	0.98%	1.13%
Allowance for loan losses as a percentage of non-performing loans	147.28%	156.62%	147.28%	156.62%

(1)	Annualized
(2)	See page 7 - Reconciliation of GAAP to Non-GAAP Net Income (Loss)

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